Exhibit 4.1

SUNDANCE ENERGY INC.

DESCRIPTION OF SECURITIES

As of December 31, 2019, our common stock is the only class of securities we have registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware and the complete text of our certificate of incorporation and bylaws. We have filed copies of our certificate of incorporation and bylaws as exhibits to our periodic reports filed with the SEC, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

Our authorized capital stock presently consists of 100,000,000 shares of common stock, par value $0.001 per share.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. For a proposal other than the election of directors, unless otherwise required by our certificate of incorporation, bylaws or other applicable laws and standards, the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

In the election of directors, holders of our common stock do not have cumulative voting rights. In an uncontested election, each nominee who receives a majority of the votes cast shall be deemed to be elected. In a contested director election, in which the number of nominees exceeds the number of directors to be elected, each director shall be elected by a plurality of the votes cast.

Dividends

Holders of our common stock are entitled to receive dividends, if any, that the board of directors may from time to time declare out of funds legally available.

Liquidation

In the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution after the payment of all of debts and other liabilities.

Other Rights

Holders of our common stock have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

All outstanding shares of our common stock are fully paid and non-assessable.

Nasdaq Listing

Our common stock is listed on Nasdaq Global Market under the symbol “SNDE.”